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                                                                     EXHIBIT 5.1





February 13, 2001



ICT Group, Inc.
800 Town Center Drive
Langhorne, PA  19047

Re:  ICT Group, Inc. Form S-8 Registration Statement
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Ladies and Gentlemen:

We have acted as counsel to ICT Group, Inc., a Pennsylvania corporation (the "Company"), in connection with the registration of up to 520,000 shares (the "Shares") of its Common Stock, $.01 par value per share (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares may be issued pursuant to the Company's 1996 Equity Compensation Plan and 1996 Non-Employee Directors Plan (the "Plans").

We have examined the Registration Statement and such corporate records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that Shares originally issued by the Company to eligible participants through the respective Plan to which the shares relate will be, when issued and delivered as contemplated by such Plan, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP